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EXHIBIT 99


           SORRENTO NETWORKS CORPORATION COMPLETES FINANCING AGREEMENT

San Diego, CA - March 26, 2001 - Sorrento Networks Corporation (Nasdaq NM:
FIBR), a leading provider of metro and regional optical networking solutions, today announced that it has completed a $10 million private placement of common stock.

"In light of market conditions and a concern about shareholder dilution, Sorrento opted for a conservative financing agreement," said Joe Armstrong, Sorrento Networks' chief financial officer.

"The company remains committed to pursuing all options for long-term financing aimed at funding the continued rapid growth of our optical subsidiary. We are extremely positive about Sorrento's ability to penetrate and gain market share in the rapidly growing metro and regional markets," said Armstrong.

In the transaction, the company issued 1,525,995 shares of common stock. In addition to the common stock, the Company issued 381,499 warrants exercisable at $8.19 per share under certain conditions.

About Sorrento

Sorrento Networks, headquartered in San Diego, is a leading supplier of end-to-end, intelligent optical networking solutions for metro and regional applications worldwide. Sorrento Networks' products support a wide range of protocols and network traffic over linear, ring and mesh topologies.

Sorrento Networks' existing customer base and market focus includes communications carriers in the telecommunications, cable TV, fixed wireless and utilities markets. The Storage Area Network (SAN) market is addressed though alliances with SAN system integrators.

Recent news releases and additional information about Sorrento Networks can be found at www.sorrentonet.com.

Except for historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Words such as "plans," "expects," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The occurrence of actual events may differ materially due to a variety of factors, including without limitation the following: (1) the Company's ability, or lack thereof, to make, market and sell optical networking products that meet with market approval and acceptance; (2) the greater financial, technical and other resources of the Company's many, larger competitors in the marketplace for optical networking products; (3) changed market conditions, new business opportunities or other factors that might affect the Company's decisions as to the best interests of its shareholders; (4) other risks detailed from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances arising after the date hereof.



Contact: Sorrento Networks Corporation
Joe Armstrong (858) 450-4934 (Investors) jarmstrong@sorrentonet.com or
Hill and Knowlton, Inc.
Jeff Misakian (323) 966-5684
jmisakian@hillandknowlton.com


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